Exhibit 99.1

Zynerba Pharmaceuticals Announces Closing of Its Initial Public Offering and Exercise in Full of Option to Purchase Additional Shares

Devon, PA, August 10, 2015 — Zynerba Pharmaceuticals, Inc. (NASDAQ: ZYNE), announced today the closing of its initial public offering of 3,450,000 shares of common stock at a public offering price of $14.00 per share, before underwriting discounts, which includes the exercise in full by the underwriters of their option to purchase up to 450,000 additional shares of common stock at the public offering price, resulting in gross proceeds of $48.3 million. All of the shares in the offering were sold by Zynerba.

Jefferies LLC and Piper Jaffray & Co. acted as joint book-running managers for the offering, and Canaccord Genuity Inc. and Oppenheimer & Co. Inc. acted as co-managers for the offering.

A registration statement on Form S-1 relating to these securities was declared effective by the Securities and Exchange Commission on August 4, 2015. Copies of the final prospectus may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-821-7388, or by email at Prospectus_Department@Jefferies.com, or by accessing the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Zynerba Pharmaceuticals, Inc.

Zynerba Pharmaceuticals (NASDAQ: ZYNE) is a specialty pharmaceutical company focused on developing and commercializing proprietary next-generation synthetic cannabinoid therapeutics formulated for transdermal delivery. Zynerba is evaluating two product candidates, ZYN002 and ZYN001, in five indications. ZYN002, the company’s CBD Gel, is the first and only synthetic CBD formulated as a patent protected permeation-enhanced gel and is being studied in refractory epilepsy, Fragile X syndrome and osteoarthritis. Zynerba is also developing ZYN001, which utilizes a synthetically manufactured pro-drug of THC in a transdermal patch to deliver THC through the skin and into the bloodstream. ZYN001 will be studied in fibromyalgia and peripheral neuropathic pain. Learn more at www.zynerba.com and follow the company on Twitter at @ZynerbaPharma.

Investor Contacts

Armando Anido, Chairman and CEO

Richard Baron, CFO

Zynerba Pharmaceuticals

484.581.7505

Media Contact

Jennifer Guinan

Sage Strategic Marketing

610.410.8111

Jennifer@sagestrat.com